Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TUCANA LITHIUM CORP.,

TUCANA HOLDINGS, INC.,

AND

RIMROCK MINING, INC.

Dated as of January 24, 2013

AGREEMENT OF PLAN AND MERGER

-i-

-ii-

-iii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 24, 2013 (this “Agreement”), among Tucana Lithium Corp., a Nevada corporation (“Parent”), Tucana Holdings, Inc., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Rimrock Mining, Inc., a Nevada corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent is a Nevada corporation having authorized capital stock consisting of 200,000,000 shares of Common Stock, par value $0.001 per share (the “Parent Common Stock”), of which, as of the date hereof, 66,435,908 shares are issued and outstanding;

WHEREAS, Merger Sub is a Nevada corporation having authorized capital stock consisting of 75,000,000 shares of Common Stock, par value $0.001 per share (the “Merger Sub Common Stock”), of which, as of the date hereof, 100 shares are issued and outstanding, all of which are owned of record and beneficially by Parent;

WHEREAS, the Company is a Nevada corporation having authorized capital stock consisting of 1,000 shares of common stock, par value $0.001 per share (the “Company Common Stock”), of which, as of the date hereof, 100 shares are issued and outstanding, all of which are owned of record and beneficially by Zahav Resources, Inc., a Delaware corporation (“Zahav Resources”);

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein;

WHEREAS, in connection with, and immediately prior to, the consummation of the Merger, a reverse stock split of Parent Common Stock shall be consummated, pursuant to which the 66,435,908 outstanding shares of Parent Common Stock shall be converted into an aggregate of 8,304,489 new shares of Parent Common Stock; and

WHEREAS, this Agreement is intended to constitute a “plan of reorganization” with respect to the Merger for United States federal income tax purposes pursuant to which the Merger is to be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986 (the “Code”).

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1   The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada General Corporation Law (the “NGCL”), Merger Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined).  Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the NGCL.

Section 1.2   Effective Time.  The Merger shall become effective when an Articles of Merger (the “Articles of Merger”), executed in accordance with the relevant provisions of the NGCL, is filed with the Secretary of State of the State of Nevada.  The filing of the Articles of Merger shall be made on the date of the Closing (as hereinafter defined).

Section 1.3   Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the NGCL.

Section 1.4   Articles of Incorporation, Bylaws, Directors and Officers of the Surviving Corporation.

(a) At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall become the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable laws.  At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Articles of Incorporation of the Surviving Corporation.

(b) The individuals listed on Exhibit A attached hereto shall be the directors and officers of the Surviving Corporation at the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.5   Charter Amendment, Directors and Officers of Parent.  As of the Effective Time, Parent shall take the following actions:

(a) Prior to the Effective Time, Parent shall cause to be filed a Certificate of Amendment to its Articles of Incorporation (the “Charter Amendment”) and any additional documentation necessary to reflect the change of its corporate name to “Rimrock Gold Corp.” and to effect the Reverse Stock Split (as hereinafter defined);

(b) Parent shall cause the Board of Directors of Parent (the “Parent Board”) immediately following the Effective Time to be comprised of the individuals listed on Exhibit B attached hereto.  Unless otherwise agreed to by the Company, each existing director of Parent shall submit a written resignation to the Parent Board on or prior to the Closing Date which shall be effective as of the Effective Time; and

(c) The individuals listed on Exhibit B shall be appointed as the executive officers of Parent. Each existing executive officer of Parent who is not remaining in such capacity shall submit a written resignation from his or her position as an executive officer of Parent on or prior to the Closing Date, which shall be effective as of the Effective Time.

Section 1.6    Reverse Stock Split.  Parent shall submit to its stockholders for approval and, if approved, immediately prior to the Effective Time, Parent shall cause to be filed the Charter Amendment, whereby, upon the effectiveness of filing of the Charter Amendment, without any further action on the part of Parent, Merger Sub, the Company or the holders of any securities of Parent, Merger Sub or the Company:

(a) Every eight (8) shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into and become one fully paid and non-assessable share of Parent Common Stock (the “Reverse Stock Split”) and all shares of Parent Common Stock to be issued pursuant to this Article I at the Effective Time shall be after giving effect to the Reverse Stock Split;

(b) Any shares of Parent Common Stock held as treasury stock or owned by Parent immediately prior to the filing of the Charter Amendment shall each be reclassified in the manner determined pursuant to this Section 1.6; and

(c) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the Reverse Stock Split. With respect to each holder of shares of Parent Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all fractional shares of Parent Common Stock otherwise issuable to such holder), Parent shall round the number of shares of Parent Common Stock deliverable to such holder up to the nearest whole number, entitling such holder to receive, in lieu of such fractional share, one share of Parent Common Stock.

Section 1.7    Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of Merger Sub or the Company, other than as contemplated in this Agreement:

(a) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation, so that immediately following the Effective Time, Parent will be the holder of all the issued and outstanding shares of capital stock of the Surviving Corporation; and

(b) Subject to the provisions of Sections 1.8 and 1.9, each share of Company Common Stock (each a “Company Share”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 178,000 validly issued, fully paid and non-assessable shares of Parent Common Stock (collectively, the “Parent Shares”), calculated after giving effect to the Reverse Stock Split (the “Merger Consideration”).  Any fractional Parent Shares resulting from the aforementioned conversion shall not be issued by Parent and shall be rounded up to the nearest whole number of Parent Shares.  All Company Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive certificates representing the Parent Shares into which such shares are converted.

Section 1.8    Exchange of Shares.

(a) Exchange.  Immediately prior to the Effective Time, Parent shall designate for exchange, in accordance with this Section 1.8, certificates representing the Parent Shares issuable pursuant to Section 1.7(b) in exchange for outstanding Company Shares.  Parent shall deliver the appropriate Merger Consideration in exchange for surrendered certificates that immediately prior to the Effective Time represented the Company Shares (the “Certificates”).

(b) Exchange Procedures. Promptly, but in any event within three (3) Business Days after the surrender to Parent of a Certificate for cancellation together with such other documents as may be reasonably required, the holder of such Certificate shall receive in exchange therefor certificate(s) representing that number of Parent Shares which such holder has the right to receive in respect of the Company Shares formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled.  Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing Parent Shares.

(c) Further Rights in Company Common Stock.  All Parent Shares issued upon conversion of the Company Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares.

(d) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent in its reasonable business judgment, the execution of an indemnity agreement against any claim that may be made against it with respect to such Certificate, Parent will issue in exchange for such lost, stolen or destroyed Certificate the Parent Shares to which the holders thereof are entitled pursuant to Section 1.7.

(e) Securities Law Issues.  Parent shall issue the Parent Shares in exchange for outstanding Company Shares as provided in Section 1.7 pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated under the Securities Act. Parent and Company shall comply with all applicable provisions of, and rules under, the Securities Act in connection with the offering and issuance of the Merger Consideration.

Section 1.9    Closing of Company Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Company Shares shall thereafter be made on the records of the Company.  If, after the Effective Time, Certificates representing Company Shares are presented to the Surviving Corporation or Parent, such Certificates shall be canceled and exchanged as provided in this Article I.

Section 1.10       Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of Merger Sub or the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merger Sub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Merger Sub or the Company and otherwise to carry out the purposes of this Agreement.

Section 1.11        Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Ellenoff Grossman & Schole LLP, at 10:00 a.m., local time, no later than the second Business Day following the day on which the last of the conditions set forth in Article VI (other than those conditions that are by their nature to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree (the “Closing Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, as qualified by the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedule”), as follows:

Section 2.1    Organization, Standing and Power.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) Section 2.1(b) of the Parent Disclosure Schedule lists each Subsidiary (as hereinafter defined) of Parent, each of which is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Parent Material Adverse Effect (as hereinafter defined).  Parent and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) The copies of Parent’s Articles of Incorporation, as amended (the “Parent Charter”) and Bylaws (the “Parent Bylaws”) that are listed as exhibits to Parent’s public filings with the Securities and Exchange Commission (the “SEC”) are complete and correct copies thereof as in effect on the date hereof. Parent is not in violation of any of the provisions of the Parent Charter or Parent Bylaws. True and complete copies of all minute books of Parent have been made available by Parent to the Company.

Section 2.2    Capital Structure.

(a) The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock.  Except as set forth in Section 2.2(a) of the Parent Disclosure Schedule, as of the date of this Agreement, Parent has no outstanding shares of capital stock or options, warrants, calls, rights, puts or Contracts (as hereinafter defined) to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver, sell, redeem or otherwise acquire, or cause to be issued, delivered, sold, redeemed or otherwise acquired, any additional shares of capital stock (or other voting securities or equity equivalents) of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or Contract.  All of the outstanding Parent Shares are validly issued, fully paid, non-assessable and free of preemptive rights. All Parent Shares issuable upon conversion of Company Shares at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.  As of the date of this Agreement, Parent does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.  There are no Contracts to which Parent, its Subsidiaries or any of their respective officers or directors is a party concerning the voting of any capital stock of Parent or any of its Subsidiaries.

(b) There are no registration rights and there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of Parent or with respect to any equity security of any of its Subsidiaries. There is no stockholder rights plan that will be applicable or triggered by the entry into this Agreement or the consummation of the other transactions contemplated hereunder.

(c) Each outstanding share of capital stock (or other voting security or equity equivalent, as the case may be) of each Subsidiary of Parent is duly authorized, validly issued, fully paid and non-assessable and each such share (or other voting security or equity equivalent, as the case may be) is owned by Parent or another Subsidiary of Parent, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other Encumbrances of any nature whatsoever.

Section 2.3    Authority.

(a) On or prior to the date of this Agreement, the Parent Board has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and in the best interests of Parent and its stockholders, (ii) approved and adopted this Agreement, and the transactions contemplated hereby (including the Merger), and (iii) received all necessary approvals from the Parent stockholders for approval of the Reverse Stock Split, the Merger, this Agreement and the transactions contemplated herein.  No additional approvals are required from the Parent Board or the Parent’s stockholders in connection with the Merger or the other transactions contemplated hereby.

(b) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub (other than the filing of appropriate Merger documents as required by the NGCL) and no other stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect of this Agreement on the Company) constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(c) Merger Sub’s Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and in the best interests of Parent, as Merger Sub’s sole stockholder, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) recommended that Parent, as Merger Sub’s sole stockholder, approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

Section 2.4    Consents and Approvals; No Violation.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate any provision of the Parent Charter or Parent Bylaws or any equivalent organizational documents of any of its Subsidiaries (including Merger Sub), (ii) conflict with or violate any law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other Encumbrance on any property or asset of Parent or any of its Subsidiaries pursuant to, any Contract, Parent Permit or other instrument or obligation except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act, applicable blue sky laws, and the filing and recordation of the Articles of Merger as required by Nevada Law.

Section 2.5    SEC Documents and Other Reports; Internal Controls and Procedures.

(a) Parent has timely filed with the SEC all documents required to be filed by it since December 14, 2011 under the Securities Act or the Exchange Act (the “Parent SEC Documents”).  As of their respective filing dates, or, if amended, as of the date of the last amendment prior to the date of this Agreement, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).  Except as disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement or as required by GAAP, Parent has not made or adopted any material change in its accounting methods, practices or policies.

(b) Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(c) Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC relating to the Parent SEC Documents and all written responses of Parent thereto through the date of this Agreement other than with respect to requests for confidential treatment.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents and none of the Parent SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review.  As of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened regarding Parent, including but not limited to any accounting practices of Parent.

(d) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act.  Parent’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Parent’s management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.  Based on Parent’s management’s most recently completed evaluation of Parent’s internal control over financial reporting prior to the date of this Agreement, except as set forth in the Parent SEC Documents, (i) Parent had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) Parent does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

Section 2.6    Undisclosed Liabilities.  Neither Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, except liabilities (i) provided for in the Parent SEC Documents, (ii) incurred since August 31, 2012 in the ordinary course of business consistent with practices of a company in Parent’s industry in both type and amount, or (iii) as set forth on Section 2.6 of the Parent Disclosure Schedule.

Section 2.7    Absence of Certain Changes or Events.  Since August 31, 2012, (i) Parent and its Subsidiaries have conducted their businesses, in all material respects, in the ordinary course of business consistent with past practice; (ii) there has not been any action taken or committed to be taken by Parent or any Subsidiary of Parent which, if taken following entry by Parent into this Agreement, would have required the consent of the Company pursuant to Section 4.1 and (iii) there has been no event, occurrence, fact, condition, effect, change or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Parent Material Adverse Effect.

Section 2.8    Litigation.  Except as set forth in the Parent SEC Documents, there is no Action by or before any Governmental Entity or other Person pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of its or their respective properties or assets and neither Parent nor any of its Subsidiaries is subject to any Order.

Section 2.9    Permits.  Each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not, individually or in the aggregate, have a Parent Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened, except where the suspension or cancellation of any of the Parent Permits would not, individually or in the aggregate, have a Parent Material Adverse Effect.  None of Parent’s entry into this Agreement, performance of its obligations hereunder and consummation of the transactions contemplated hereby will cause any of the Parent Permits to become suspended or cancelled.

Section 2.10        Taxes.

(a) All federal Tax Returns and all other Tax Returns required to be filed by or on behalf of the Parent and each of its Subsidiaries have been properly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns, as amended, are accurate and complete.  Except as and to the extent publicly disclosed by the Parent in its SEC filings, (i) all Taxes payable by or on behalf of the Parent or any of its Subsidiaries (whether or not shown in a Tax Return) have been fully and timely paid or adequately provided for in accordance with GAAP, and (ii) adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith.  Neither the Parent nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force and no request for any such waiver or extension is currently pending.  Section 2.10 of the Parent Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is payable by or on behalf of the Parent or any of its Subsidiaries and with whom Tax Returns are required to be filed by or on behalf of the Parent or any of its Subsidiaries, and a list of any jurisdictions (whether foreign or domestic) in which Parent or any of its Subsidiaries is not in good standing as a result of Tax obligations.

(b) No audit or other proceeding by any taxing authority is ongoing or pending with respect to any Taxes due from or with respect to the Parent or any Subsidiary, and there is no dispute with respect to any liability for Taxes of the Parent or any Subsidiary either claimed, raised, or threatened in writing.

(c) The Parent and its Subsidiaries (i) have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes; and (ii) have duly and timely withheld from any compensation payable and from distributions to any stockholder or payments to any creditor and have paid over to the appropriate taxing authorities all amounts required to be withheld and paid over on or prior to the due date thereof under all applicable laws.

(d) Neither the Parent nor any of its Subsidiaries has received written notice from any taxing authority in a jurisdiction in which the Parent or such Subsidiary does not file a Tax Return stating that the Parent or such Subsidiary is or may be subject to taxation by that jurisdiction.

(e) Neither the Parent nor any of its Subsidiaries (i) is a party to any Tax sharing, Tax indemnity or similar agreement or arrangement, other than any agreement or arrangement between the Parent and any of its Subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing and (ii) has any liability for the Taxes of any Person other than the Parent and its Subsidiaries (x) under Treasury Regulation §1.1502-6 (or similar provision of state, local or foreign law), (y) as transferee or successor or (z) by contract.

(f) Within the past two years, neither the Parent nor any Subsidiary has distributed stock of another Person in a transaction intended to be governed by Section 355 of the Code, nor has the stock of the Parent or any Subsidiary been distributed in a transaction intended to be governed by Section 355 of the Code.

(g) Neither the Parent nor any Subsidiary has engaged in a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4, or any transaction that is the same as, or substantially similar to, any “listed transactions” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(h) Neither the Parent nor any Subsidiary has been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

(i) Neither the Parent nor any Subsidiary (i) has elected to change, or is required to change, a method of accounting for Tax purposes pursuant to Section 481 of the Code or otherwise that will have a continuing effect following the Closing or (ii) is the subject of any closing agreement with respect to Taxes that will have a continuing effect following the Closing.

(j) The Parent and its Subsidiaries have not made any payments and are not obligated to make any payments, nor are the Parent and its Subsidiaries a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under either Sections 280G or 162(m) of the Code.

(k) There are no excess loss accounts, deferred intercompany transactions, or other items of income, gain, loss, deduction or credit of the Parent and its Subsidiaries under the federal consolidated return regulations or other comparable or similar provisions of state law that must be recognized or may be triggered as a result of the consummation of the transactions contemplated by this Agreement.

(l) There are no unpaid property taxes outstanding.

Section 2.11       Tax Treatment.  None of Parent, any of its Subsidiaries or any of Parent’s Affiliates has taken, has agreed to take, or will take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

Section 2.12        Environmental Matters.

(a) Each of Parent and its Subsidiaries and their respective properties is in compliance with all applicable federal, state and local laws (including common law), ordinances, rules and regulations relating to the environment including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629, and the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq., in each case, as amended and the regulations promulgated pursuant thereto and as each is in effect on the date of this Agreement (collectively, the “Environmental Laws”), except for such instances of noncompliance that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b) Each of Parent and its Subsidiaries has obtained all material permits, licenses, franchise authorities, consents and approvals, made all material filings and maintained all material data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, except for such matters that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(c) There are no pending or, to the Knowledge of Parent, threatened claims, demands, actions, administrative proceedings, lawsuits or investigations against Parent or any of its Subsidiaries or affecting any of their respective properties under any Environmental Laws that, individually or in the aggregate, would have a Parent Material Adverse Effect, and none of Parent or its Subsidiaries have been required to take remediation measures as a result of any previous claims, demands, actions, administrative proceedings, lawsuits or investigations against Parent or any of its Subsidiaries or affecting any of their respective properties under any Environmental Laws.

Section 2.13        Intellectual Property.

(a) Parent and its Subsidiaries own, or are licensed to use, all patents, patent rights (including patent applications and licenses), know-how, trade secrets, trademarks (including trademark applications), trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights (collectively, the “Parent Intellectual Property”) used in and necessary for the conduct of their business as it is currently conducted.

(b) To the Knowledge of Parent, the use of Parent Intellectual Property by Parent and its Subsidiaries does not infringe on or otherwise violate the rights of any third party, and is in accordance in all material respects with the applicable license pursuant to which Parent or the Parent Subsidiaries acquired the right to use such Parent Intellectual Property.

(c) To the Knowledge of Parent, no third party is challenging, infringing on or otherwise violating any right of Parent or its Subsidiaries in the Parent Intellectual Property.

(d) Neither Parent nor any of its Subsidiaries has received any written notice of any pending claim, Order or proceeding with respect to any material Parent Intellectual Property used in and necessary for the conduct of Parent’s business as it is currently conducted.

Section 2.14   Contracts.   As of the date hereof, except as filed as exhibits to Parent SEC Documents and as disclosed in Section 2.14 of the Parent Disclosure Schedule, none of Parent or any of its Subsidiaries is a party to or bound by any Contract that (a) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), (b) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to Parent or any of its Subsidiaries, or which restricts the conduct of any line of business by Parent or any of its Subsidiaries or any geographic area in which Parent or any of its Subsidiaries may conduct business, in each case in any material respect or (c) would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. As of the date hereof, each Contract of the type described in this Section 2.14, whether or not set forth in Section 2.14 of the Parent Disclosure Schedule, is referred to herein as a “Parent Material Contract.”  Each Parent Material Contract is valid and binding on Parent and each of its Subsidiaries party thereto and each other party thereto, and in full force and effect, and Parent and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to the date hereof under each Parent Material Contract and each other party to each Parent Material Contract has in all respects performed all obligations required to be performed by it under such Parent Material Contract, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date hereof, none of Parent or any of its Subsidiaries has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Parent Material Contract. Parent has made available to the Company true and complete copies of each Parent Material Contract.

Section 2.15        Labor and Other Employment Matters.

(a) Parent and each of its Subsidiaries is in material compliance with all applicable laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. None of Parent or any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Parent or any of its Subsidiaries, and no collective bargaining agreement or other labor union contract is being negotiated by Parent or any of its Subsidiaries. There is no labor dispute, strike, slowdown or work stoppage against Parent or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened which may interfere in any respect that would have a Parent Material Adverse Effect with the respective business activities of Parent or any of its Subsidiaries. To the Knowledge of Parent, no employee of Parent or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Parent or such Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b) Parent has identified in Section 2.15(b) of the Parent Disclosure Schedule and has made available to the Company true and complete copies of (i) all severance and employment agreements with directors, officers or employees of, or consultants to, Parent or any of its Subsidiaries, (ii) all severance programs and policies of Parent and each of its Subsidiaries with or relating to its employees, and (iii) all plans, programs, agreements and other arrangements of Parent and each of its Subsidiaries with or relating to its directors, officers, employees or consultants that contain change in control provisions. All such plans, programs, agreements and other arrangements have been maintained in compliance with Section 409A of the Code and Treasury Regulations thereunder.  None of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of Parent or any of its Subsidiaries or Affiliates from Parent or any of its Subsidiaries or Affiliates under any Parent Plan (as hereinafter defined) or otherwise, (ii) significantly increase any benefits otherwise payable under any Parent Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits.

(c) Except as set forth in Section 2.15(c) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is (i) subject to any obligation to pay health insurance premiums or make any other payments under any health insurance plan, (ii) obligated to make any payments or provide any benefits under COBRA to any former employee, to make any payments or provide any other benefits to any former employee, or to pay any costs associated with any former employee, nor (iii) subject to any outstanding insurance claims or worker’s compensation claims.

Section 2.16        Employee Benefits; ERISA.

(a) Section 2.16(a) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, unemployment benefits or other benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in each case, for active, retired or former employees, directors or consultants, which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by Parent or any of its Subsidiaries or any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Parent within the meaning of Section 414 of the Code (an “ERISA Affiliate”) (collectively, the “Parent Plans”). Neither Parent nor any other person or entity has made any commitment to modify, change or terminate any Parent Plan, other than with respect to a modification, change or termination required by law. There are no loans by Parent to any of its officers, employees, contractors or directors outstanding on the date hereof.

(b) (i) Each Parent Plan complies in all respects with its terms, the terms of each applicable collective bargaining agreement, ERISA, the Code and all other applicable statutes and governmental rules and regulations, (ii) no Parent Plan, nor any trust created thereunder, has failed to satisfy the minimum funding standard as described in Section 302 of ERISA, whether or not waived, (iii) neither Parent nor any ERISA Affiliate has withdrawn, and neither has knowledge of any facts or conditions that could result in a withdrawal, from any “multiemployer plan” (as defined in Section 3(37) of ERISA), and (iv) no liability under Title IV of ERISA has occurred or is reasonably expected to occur.

(c) No Parent Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA.

(d) No Parent Plan provides, or reflects or represents any liability of Parent or any of its Subsidiaries to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable laws. Neither Parent nor any of its Subsidiaries has represented, promised or contracted (whether in oral or written form) to any employee of Parent or any other Person that such employee or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable law.

Section 2.17        Insurance.  Section 2.17 of the Parent Disclosure Schedule lists all material policies of liability, property, casualty and other forms of insurance owned or held by Parent and each of its Subsidiaries, copies of which have previously been made available to the Company.  All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy.  No insurer has advised Parent or any of its Subsidiaries that it intends to reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against Parent or any of its Subsidiaries.  Parent does not carry workers’ compensation insurance.

Section 2.18        Title to Assets; Real Property.

(a) Parent and its Subsidiaries own, and have good, valid and marketable title to, all assets purported to be owned by it.  All of said assets are owned by Parent and its Subsidiaries free and clear of any liens or other Encumbrances, except for (i) any lien for current taxes not yet due and payable, or (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent and its Subsidiaries.

(b) Except as set forth in Section 2.18(b) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is party to any capital leases or operating leases.

(c) Except as set forth in Section 2.18(c) of the Parent Disclosure Schedule, Parent and its Subsidiaries do not own any real property and Parent and its Subsidiaries are not party to any lease for real property either as a lessee or lessor.

Section 2.19        Transactions with Certain Persons.  Except as set forth in Section 2.19 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any contract, agreement or arrangement with any director or officer of Parent, the value of which exceeds $5,000 (each, an “Affiliate Transaction”).

Section 2.20        Brokers.  No broker, investment banker or other Person, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, other than an 8% finder’s fee to be paid in connection with the PIPE Financing (as hereinafter defined).

Section 2.21      Operations of Merger Sub.  Merger Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 2.22       Representations Complete. Neither the representations and warranties of Parent and Merger Sub set forth herein nor the related Parent Disclosure Schedule contain any misstatement of a material fact or omit to state a material fact necessary to prevent the statements made therein from being misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent, as qualified by the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”) as follows:

Section 3.1    Organization, Standing and Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.  The Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The Company has delivered or made available to Parent complete and correct copies of the Articles of Incorporation of the Company (the “Company Charter”) and the Company’s Bylaws.  The Company is not in violation of any of the provisions of the Company Charter or Company Bylaws.

(c) The Company has no Subsidiaries.

Section 3.2    Capital Structure.

(a) The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock.  At the close of business on the date hereof and on the Closing Date, 100 Company Shares were issued and outstanding, all of which were validly issued, fully paid, non-assessable and free of preemptive rights.  Except as set forth above, as of the date of this Agreement, there are no options, warrants, calls, rights, puts or Contracts to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, redeem or otherwise acquire, or cause to be issued, delivered, sold, redeemed or otherwise acquired, any additional shares of capital stock (or other voting securities or equity equivalents) of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, put or Contract.  As of the date of this Agreement, the Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.  There are no Contracts to which the Company or any of its respective officers or directors is a party concerning the voting of any capital stock of the Company.

(b) There are no registration rights and there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of the Company. There is no stockholder rights plan that will be applicable or triggered by the entry into this Agreement or the consummation of the other transactions contemplated hereunder.

Section 3.3    Authority.

(a) On or prior to the date of this Agreement, the Board of Directors of the Company (the “Company Board”) and the shareholders of the Company have approved this Agreement and the transactions contemplated hereby, including the Merger.

(b) The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transaction contemplated hereby, subject to the filing of appropriate Merger documents as required by the NGCL.  This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Merger Sub and the validity and binding effect of this Agreement on Parent and Merger Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Section 3.4    Consents and Approvals; No Violation.  The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (a) conflict with or violate any provision of the Company Charter or Company Bylaws, (b) conflict with or violate any law or Order applicable to the Company or by which any property or asset of the Company is bound or affected, or (c) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other Encumbrance on any property or asset of the Company pursuant to, any Contract, Company Permit or other instrument or obligation, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.5    Litigation.  There is no Action by or before any Governmental Entity or other Person pending or, to the Knowledge of the Company, threatened against the Company or any of its properties or assets and the Company is not subject to any Order.

Section 3.6    Permits.  The Company is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.7    Tax Treatment.  Neither the Company nor any of the Company’s Affiliates has taken, has agreed to take, or will take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.  The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

Section 3.8    Environmental Matters.

(a) The Company and its properties are in compliance with all Environmental Laws, except for such instances of noncompliance that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) The Company has obtained all material permits, licenses, franchise authorities, consents and approvals, made all material filings and maintained all material data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, except for such matters that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(c) There are no pending or, to the Knowledge of the Company, threatened claims, demands, actions, administrative proceedings, lawsuits or investigations against the Company or affecting any of its properties under any Environmental Laws that, individually or in the aggregate, would have a Company Material Adverse Effect.

Section 3.9    Intellectual Property.  Except as would not have a Company Material Adverse Effect:

(a) The Company owns, or is licensed to use, all patents, patent rights (including patent applications and licenses), know-how, trade secrets, trademarks (including trademark applications), trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights (collectively, the “Company Intellectual Property”) used in and necessary for the conduct of their business as it is currently conducted.

(b) To the Knowledge of the Company, the use of Company Intellectual Property by the Company does not infringe on or otherwise violate the rights of any third party, and is in accordance in all material respects with the applicable license pursuant to which the Company acquired the right to use such Company Intellectual Property.

(c) To the Knowledge of the Company, no third party is challenging, infringing on or otherwise violating any right of the Company in the Company Intellectual Property.

(d)  The Company has not received any written notice of any pending claim, Order or proceeding with respect to any material Company Intellectual Property used in and necessary for the conduct of the Company’s business as it is currently conducted.

Section 3.10        Contracts.  As of the date hereof, except as disclosed in Section 3.10 of the Company Disclosure Schedule, the Company is not a party to or bound by any Contract that (a) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), (b) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, or which restricts the conduct of any line of business by the Company or any geographic area in which the Company may conduct business, in each case in any material respect or (c) would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. As of the date hereof, each Contract of the type described in this Section 3.10 is referred to herein as a “Company Material Contract.”  Each Company Material Contract is valid and binding on the Company and each other party thereto, and in full force and effect, and the Company has in all respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract and each other party to each Company Material Contract has in all respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. As of the date hereof, the Company has not received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract.  The Company has made available to Parent true and complete copies of each Company Material Contract.

Section 3.11        Labor and Other Employment Matters.

(a) The Company is in material compliance with all applicable laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours.  The Company is not a party to any collective bargaining or other labor union contract applicable to persons employed by the Company, and no collective bargaining agreement or other labor union contract is being negotiated by the Company.  There is no labor dispute, strike, slowdown or work stoppage against the Company pending or, to the Knowledge of the Company, threatened which may interfere in any respect that would have a Company Material Adverse Effect with the respective business activities of the Company. To the Knowledge of the Company, no employee of the Company is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b) The Company has no (i) severance and employment agreements with directors, officers or employees of, or consultants to, the Company, (ii) severance programs and policies of the Company with or relating to its employees, and (iii) plans, programs, agreements and other arrangements of the Company with or relating to its directors, officers, employees or consultants which contain change in control provisions. None of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or Affiliates of the Company or Affiliates under any Company Plan (as hereinafter defined) or otherwise, (ii) significantly increase any benefits otherwise payable under any Company Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits.

Section 3.12        Employee Benefits; ERISA.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, unemployment benefits or other benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, for active, retired or former employees, directors or consultants, which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by the Company or any ERISA Affiliate (collectively, the “Company Plans”).  Neither the Company nor any other person or entity has made any commitment to modify, change or terminate any Company Plan, other than with respect to a modification, change or termination required by law. There are no loans by the Company to any of its officers, employees, contractors or directors outstanding on the date hereof.

(b) (i) Each Company Plan complies in all respects with its terms, the terms of each applicable collective bargaining agreement, ERISA, the Code and all other applicable statutes and governmental rules and regulations, (ii) no Company Plan, nor any trust created thereunder, has failed to satisfy the minimum funding standard as described in Section 302 of ERISA, whether or not waived, (iii) neither Company nor any ERISA Affiliate has withdrawn, and neither has knowledge of any facts or conditions that could result in a withdrawal, from any “multiemployer plan” (as defined in Section 3(37) of ERISA), and (iv) no liability under Title IV of ERISA has occurred or is reasonably expected to occur.

(c) No Company Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA.

(d) No Company Plan provides, or reflects or represents any liability of the Company to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable laws. The Company has not represented, promised or contracted (whether in oral or written form) to any employee of the Company or any other Person that such employee or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable law.

Section 3.13        Insurance.  The Company does not own any policies of liability, property, casualty and other forms of insurance.

Section 3.14        Title to Assets; No Real Property.

(a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it.  All of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

(b) The Company is not a party to any capital leases or operating leases.

(c) The Company does not own any real property and the Company is not party to any lease for real property either as a lessee or lessor.

Section 3.15        Transactions with Certain Persons.  The Company is not a party to any Affiliate Transaction.

Section 3.16        Brokers.  No broker, investment banker or other Person, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, other than an 8% finder’s fee to be paid in connection with the PIPE Financing.

Section 3.17        Representations Complete. Neither the representations and warranties of the Company set forth herein nor the related Company Disclosure Schedule contain any misstatement of a material fact or omit to state a material fact necessary to prevent the statements made therein from being misleading.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1    Conduct of Business Pending the Merger.  Except as expressly permitted by clauses (a) through (r) of this Section 4.1 or as otherwise contemplated by this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time or the date on which this Agreement is terminated, (x) Parent shall, and shall cause its Subsidiaries to, on the one hand, and (y) the Company shall, on the other hand, conduct, in all material respects, their business in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be materially unimpaired at the Effective Time.  Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, (x) Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), and (y) the Company shall not, without the prior written consent Parent (which shall not be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (ii) except for the Reverse Stock Split, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, or modify or amend, any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire, any such shares or other securities;

(b) (i) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber or agree or commit to issue, deliver, sell, pledge, dispose of, grant, transfer or encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into or exchangeable for, or any rights, warrants or options of any kind to acquire, any such shares, voting securities, equity equivalent or convertible or exchangeable securities or (ii) enter into any amendment of any material term of any of its outstanding securities;

(c) other than in connection with the Reverse Stock Split, amend the Parent Charter or the Parent Bylaws;

(d) acquire or agree to acquire by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets;

(e) sell, transfer, lease, license, mortgage, pledge, encumber or otherwise dispose of any of its properties or assets;

(f) (i) incur, assume or modify any indebtedness for borrowed money, guarantee, endorse or otherwise become liable or responsible for (whether directly, contingently or otherwise), any such indebtedness for borrowed money of another Person or make any loans, advances or capital contributions to, or other investments in, any other Person, (ii) issue or sell any debt securities or warrants or other rights to acquire any of its debt securities, or (iii) enter into any arrangement having the economic effect of any of the foregoing;

(g) except in connection with this Agreement, alter (including through merger, liquidation, dissolution, reorganization, restructuring or recapitalization) the corporate structure or ownership of Parent or Merger Sub;

(h) enter into, adopt or amend any (i) Parent Plan or Company Plan for the purpose of increasing benefits to Parent’s employees, or (ii) employment or consulting Contract;

(i) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees who are not officers) or grant any severance or termination pay to, or enter into or amend any employment or severance Contract with, any current or former director or officer, or establish, adopt, enter into or amend or take action to enhance or accelerate any rights or benefits under, any labor, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, Contract, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee;

(j) knowingly violate or knowingly fail to perform in any material respect any obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

(k) make or adopt any change to its accounting methods, practices or policies (other than actions required to be taken by GAAP or under applicable law as communicated to it by its independent auditors);

(l) prepare or file any Tax Return in a manner that is materially inconsistent with past practice or, on any such Tax Return, take any position, make or change any election or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(m) enter into, materially amend, cancel, terminate, extend or request any material change in, or agree to any material change in, any Parent Material Contract or Company Material Contract, as the case may be, other than in the ordinary course of business consistent with past practice;

(n) authorize, or enter into any commitment for, capital expenditures;

(o) waive, release or assign any material right or claim or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms;

(p) initiate any material litigation or arbitration proceeding or settle or compromise any material litigation or arbitration proceeding;

(q) enter into any line of business other than the line of business in which it is currently engaged; or

(r) authorize, recommend, publicly propose or announce an intention to do any of the foregoing or enter into any Contract to do any of the foregoing.

Section 4.2   No Solicitation.

(a) From the date of this Agreement until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with the terms of this Agreement, Parent shall not, nor shall it authorize or knowingly permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative (“Representatives”) of, Parent to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage the submission of, any Alternative Proposal (as hereinafter defined), (ii) enter into any letter of intent or agreement in principle or any agreement providing for, relating to or in connection with, any Alternative Proposal, (iii) approve, endorse or recommend any Alternative Proposal, or (iv) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any third party any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes any Alternative Proposal.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 4.2(a) by Parent or its directors, officers, employees or Representatives shall be deemed to be a breach of this Section 4.2(a) by Parent.  Parent will, and will cause each of the directors, officers, employees and Representatives of Parent to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Alternative Proposal.  Parent agrees that it will take the necessary steps to promptly inform its directors, officers, employees and Representatives of the obligations undertaken in this Section 4.2.

(b) In addition to the obligations of Parent set forth in Sections 4.2(a) and 4.2(c), as promptly as practicable (and in any event within one (1) Business Day) after receipt of any Alternative Proposal or any request for nonpublic information or any inquiry relating in any way to, or that would reasonably be expected to lead to, any Alternative Proposal, Parent shall provide the Company with written notice of the material terms and conditions of such Alternative Proposal, request or inquiry, and the identity of the Person or group making any such Alternative Proposal, request or inquiry and a copy of all written materials provided to it in connection with such Alternative Proposal, request or inquiry.  In addition, Parent shall provide the Company as promptly as practicable (and in any event within one (1) Business Day) with all information as is reasonably necessary to keep the Company reasonably informed of all material oral or written communications regarding, and the status and changes to the economic or other material terms of, any such Alternative Proposal, request or inquiry, and shall provide, as promptly as reasonably practicable, to the Company a copy of all material written materials (including material written materials provided by email or otherwise in electronic format) provided by or to Parent, any of its Subsidiaries or any of their Representatives in connection with such Alternative Proposal, request or inquiry.

(c) Neither the Parent Board nor any committee thereof shall, directly or indirectly, (i) (A) withhold, withdraw, qualify, amend or modify (in each case, in a manner adverse to the Company) or publicly propose to withhold, withdraw, qualify, amend or modify (in each case, in a manner adverse to the Company), the approval, recommendation or declaration of advisability by the Parent Board or any committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement, or (B) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Alternative Proposal or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Parent or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding or any tender offer (A) constituting, or relating to, any Alternative Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1    Access to Information.  Subject to contractual and legal restrictions applicable to Parent, any of its Subsidiaries, or to the Company, as the case may be, each of Parent and the Company shall, and Parent shall cause its Subsidiaries to, upon reasonable notice, afford to the Representatives of the other reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all of its employees, customers, properties, books, contracts, commitments and records (including the work papers of independent accountants, if available and subject to the consent of such independent accountants), and, during such period, each of Parent and the Company shall, and Parent shall cause its Subsidiaries to, furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as the other may reasonably request. No investigation pursuant to this Section 5.1 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford such access if it would (a) unreasonably disrupt the operations of such party, (b) cause a violation of any agreement to which such party is a party (provided that Parent or the Company, as the case may be, shall use reasonable best efforts to implement procedures to provide the access or information contemplated by this Section 5.1 without violating such agreement), or (c) cause a risk of a loss of privilege to such party or would constitute a violation of any applicable law.  All information obtained pursuant to this Section 5.1 shall be kept confidential.

Section 5.2    Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement,  each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, submissions of information, applications and other documents, and to obtain all permits which are material to the Company or Parent, taken as a whole, with respect to the transactions contemplated by this Agreement.

Section 5.3    Public Announcements.  Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law.

Section 5.4    State Takeover Laws.  If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation shall become, or purport to become, applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any such statute or regulation on the transactions contemplated hereby.

Section 5.5    Notification of Certain Matters.  Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (i) any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate at the Effective Time such that the applicable condition to closing set forth in Article VI would, or would reasonably be expected to, fail to be satisfied or (ii) any covenant, condition or agreement of the notifying party contained in this Agreement not to be complied with or satisfied such that the applicable condition to closing set forth in Article VI would, or would reasonably be expected to, fail to be satisfied, (b) any failure of the notifying party to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, or (c) any change, event or effect which would be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, on the notifying party; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.6    Tax-Free Reorganization Treatment.  It is the intent of all parties hereto that the Merger be treated as a “reorganization” within the meaning of Section 368 of the Code. Notwithstanding anything herein to the contrary, each of Merger Sub, Parent and the Company shall use commercially reasonable efforts to cause the Merger to qualify, and will not take any actions, or fail to take any action, which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code. Merger Sub, Parent, the Company and the Surviving Corporation shall report, to the extent required or permitted by the Code or the regulations thereunder, the Merger for United States federal income tax purposes as a reorganization within the meaning of Section of 368 of the Code and shall file all Tax Returns consistent with the foregoing and shall not take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such treatment or unless required to do so by applicable law. Parent and the Company will each make available to the other party and their respective legal counsel copies of all returns requested by the other party.

Section 5.7    Reservation of Parent Common Stock.  Effective at or prior to the Effective Time, Parent shall reserve (free from preemptive rights) out of its reserved but unissued Parent Shares, for the purposes of effecting the conversion of the issued and outstanding Company Shares pursuant to this Agreement, sufficient Parent Shares to provide for such conversion.

Section 5.8    Stockholder Litigation.  Parent shall give the Company the opportunity to participate in the defense or settlement of any stockholder litigation against Parent and/or its directors or officers relating to the transactions contemplated by this Agreement. Parent agrees that it shall not settle or offer to settle any litigation against Parent or any of its directors or officers by any stockholder of Parent relating to this Agreement, the Merger, any other transaction contemplated by this Agreement or otherwise, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.9    Net Smelter Royalty.

(a)  Amount.  Following the Effective Time, if any of the properties the Company has claims on as of the date hereof (including any properties, assets or claims that may be acquired after the date hereof by Parent or any of its affiliates within five (5) kilometers of such properties of the Company, the “Existing Properties”) become commercial producing properties of any mineral deposit, the parties hereto agree that Parent shall pay a net smelter return on such assets equal to 3.0% (the “Royalty Payments”), to be distributed as follows: (i) 2.5% to Zahav Resources and (ii) 0.5% to Alain Champagne (collectively, the “NSR Recipients”).  There is no ceiling or limitation on the amount of the Royalty Payments.

(b)  Payments.  The Royalty Payments shall be due and payable within thirty (30) days after receipt by Parent or its subsidiaries of the sale proceeds from the minerals mined from the Existing Properties, whether received from a refiner, custom smelter, mill, mint or other purchaser. All such payments shall be delivered as instructed by the applicable NSR Recipient (the “Payment Instructions”). The delivery or deposit in the mail of any Royalty Payments on or before the due date thereof in accordance with the Payment Instructions shall be deemed timely paid, assuming the payment is actually received by the NSR Recipient. Once Parent makes a Royalty Payment in accordance with this Section 5.9, then it shall have no further responsibility for distribution of such Royalty Payment.  In the event a Royalty Payment is not timely made to the NSR Recipients, then such owed amounts shall incur a default interest rate of 2% per 30-day period, beginning on the day after the initial due date and then the first day of each subsequent 30-day period, and such default rate shall continue to accrue until the Royalty Payments plus default amounts are paid in full.

(c)  Records, Inspection and Audit.  Within ninety (90) days following the end of each calendar year, commencing with the year in which the Existing Property is brought into commercial production (not inclusive of any bulk sampling programs), Parent shall deliver to Zahav Resources a statement of the Royalty Payments owed and paid for that calendar year (a “Statement”).  All books and records used by Parent in calculating the Royalty Payments shall be kept in accordance with GAAP. Zahav Resources shall have the right, within three (3) months of receiving a Statement, to inspect Parent’s books and records relating to the Existing Properties and the Royalty Payments, and to conduct an independent audit of such books and records (an “Audit”).  If Zahav Resources does not request an inspection of Parent’s books and records during such three-month period, all Royalty Payments referenced in the Statement for such year will be considered final and in full satisfaction of Parent’s payments obligations for such year.

(d)  Dispute.  If Zahav Resources disputes any of the Royalty Payment calculations in the Statement, Zahav Resources shall deliver to Parent, within sixty (60) days of receiving the Statement, a written notice (an “Objection Notice”) describing and setting forth its objections.  If the Audit determines that there has been a deficiency or an excess in a Royalty Payment, such deficiency or excess will be resolved by adjusting the next payment due pursuant to this Section 5.9.  Zahav Resources shall pay the costs and expenses of an Audit, unless a deficiency of 3% or more of the Royalty Payment in question is found to exist, in which case Parent shall be responsible to pay all costs and expenses of such Audit.

(e)           Evidence of Maintenance of the Claims.  Parent shall deliver to Zahav Resources, not later than the date four (4) weeks prior to the date for the payment of annual claim maintenance fees on the Existing Properties, evidence that such maintenance fees have been paid.

(f)           Inurement.  The Royalty Payments set forth in this Section 5.9 shall run with the land and be binding on all subsequent owners of the Existing Properties, including any amendments, relocations, patents of the same or additional or alternative rights to mine as may be conferred by any changes in the mineral laws of the State of Nevada.

(g)           Assignments by Zahav Resources.  Zahav Resources may assign, transfer, pledge, mortgage, charge or otherwise encumber all or any part of its right, title and interest in and to its Royalty Payments hereunder; provided, however, that Parent shall be under no obligation to make its payments hereunder to such assignee, transferee, pledgee or other third party until Parent receives a notice concerning such assignment, transfer or encumbrance.

Section 5.10       Consulting Agreement.  Promptly following the Closing, but in no event later than one month after the Closing, Parent shall enter into a consulting agreement with Uptick Capital LLC, pursuant to which Parent shall pay to Uptick Capital LLC an amount of 250,000 shares of Parent Common Stock per month for a minimum of twelve (12) months as consideration for certain strategic advisory services to be provided by Uptick Capital LLC.

Section 5.11        Referral Fee.  Promptly following the Closing, Parent shall issue 2,000,000 shares of Parent Common Stock to Makmo Trading Corp.

Section 5.12        Employment Agreement.  Following the Closing, Parent shall enter into an employment agreement with Jordan Starkman on terms mutually agreeable to the parties.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by Parent and the Company at or prior to the Effective Time of the following conditions:

(a) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction that prohibits the consummation of the Merger shall have been issued and remain in effect, and no law shall have been enacted, issued, enforced, entered, or promulgated that prohibits or makes illegal the consummation of the Merger.

(b) No Litigation.  There shall not be pending any material Action by any Governmental Entity seeking to prohibit the consummation of the Merger or any other material transactions contemplated by this Agreement that is reasonably likely to succeed.

(c)  PIPE Financing.  Parent shall be in a position to consummate, and shall consummate, immediately following the Closing, the PIPE Financing, with minimum gross proceeds to Parent of $500,000.

Section 6.2    Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger shall be subject to the fulfillment, or waiver by the Company, at or prior to the Effective Time of the following additional conditions:

(a) Performance of Obligations.  Parent and Merger Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time.

(b) Representations and Warranties.  The representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and correct at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(c) Parent Material Adverse Effect.  Since the date of this Agreement, there shall not have been any event, occurrence, fact, condition, effect, change or development that, individually or in the aggregate, has had or would be reasonably expected to have a Parent Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c).

(e) No Litigation.  There shall be no material Action by or before any Governmental Entity or other Person pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of its or their respective properties or assets and neither Parent nor any of its Subsidiaries is subject to any Order.

(f) Consents and Approvals.  The Parent and Merger Sub shall have received all necessary approvals from all relevant Governmental Entities, and the Parent and Merger Sub shall have made all necessary filings or notices to Governmental Entities.  The Parent and Merger Sub shall have obtained all consents and approvals of each Person that is not a Governmental Entity that is required to have been obtained by the Parent and Merger Sub in connection with the transactions contemplated hereby.

(g) Charter Amendment; Reverse Stock Split.  Parent shall have filed the Charter Amendment with the appropriate agency and effected the Reverse Stock Split.

(h) SEC Reports.  Parent shall have timely filed with the SEC all reports and other documents required to be filed under the Securities Act or Exchange Act up to the Closing Date.

Section 6.3    Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment, or waiver by Parent, at or prior to the Effective Time of the following additional conditions:

(a) Performance of Obligations.  The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time.

(b) Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(c) Company Material Adverse Effect.  Since the date of this Agreement, there shall not have been any event, occurrence, fact, condition, effect, change or development that, individually or in the aggregate, has had or would be reasonably expected to have a Company Material Adverse Effect.

(d) Officer’s Certificate. Parent shall have received a certificate of an executive officer of the Company as to the satisfaction of the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c).

(e) No Litigation.  There shall be no material Action by or before any Governmental Entity or other Person pending or, to the Knowledge of the Company, threatened against the Company or any of its properties or assets and the Company is not subject to any Order.

(f) Consents and Approvals.  The Company shall have received all necessary approvals from all relevant Governmental Entities, and the Company shall have made all necessary filings or notices to Governmental Entities.  The Company shall have obtained all consents and approvals of each Person that is not a Governmental Entity that is required to have been obtained by the Company in connection with the transactions contemplated hereby.

ARTICLE VII

TERMINATION

Section 7.1    Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before February 15, 2013 (as extended as set forth below, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose material breach of a representation, warranty or covenant in this Agreement has been a principal cause of the failure of the Merger to be consummated on or before the Outside Date; or

(ii) if any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and, in each case, such Order or action shall have become final and non-appealable; provided, however, that the right to terminate under this Section 7.1(b)(ii) shall not be available to any party whose material breach of a representation, warranty or covenant in this Agreement has been the principal cause of such action;

(c) by Parent (provided it is not then in material breach of any of its obligations under this Agreement) if (i) there is any continuing inaccuracy in the representations and warranties of the Company set forth in this Agreement, or (ii) the Company is then failing to perform any of its covenants or other agreements set forth in this Agreement, in either cases (i) and (ii), such that the conditions to closing set forth in Section 6.3(a) or 6.3(b), as applicable, would not be satisfied as of the time of such termination and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Parent to the Company stating its intention to terminate pursuant to this Section 7.1(c) and the basis for such termination (it being understood that Parent shall be obligated to provide such written notice as soon as reasonably practicable after Parent becomes aware of such breach);

(d) by the Company (provided it is not then in material breach of any of its obligations under this Agreement) if (i) there is any continuing inaccuracy in the representations and warranties of Parent or Merger Sub set forth in this Agreement, or (ii) Parent or Merger Sub are then failing to perform any of their covenants or other agreements set forth in this Agreement, in either cases (i) and (ii), such that the conditions to closing set forth in Section 6.2(a) or 6.2(b), as applicable, would not be satisfied as of the time of such termination and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to Parent stating its intention to terminate pursuant to this Section 7.1(d) and the basis for such termination (it being understood that the Company shall be obligated to provide such written notice as soon as reasonably practicable after the Company becomes aware of such breach);

(e) by the Company if there shall have been a Parent Material Adverse Effect and such Parent Material Adverse Effect is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to Parent stating its intention to terminate pursuant to this Section 7.1(e) and the basis for such termination (it being understood that the Company shall be obligated to provide such written notice as soon as reasonably practicable after the Company becomes aware of such Parent Material Adverse Effect); or

(f) by Parent if there shall have been a Company Material Adverse Effect and such Company Material Adverse Effect is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Parent to the Company stating its intention to terminate pursuant to this Section 7.1(f) and the basis for such termination (it being understood that Parent shall be obligated to provide such written notice as soon as reasonably practicable after Parent becomes aware of such Company Material Adverse Effect).

The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

Section 7.2    Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability hereunder on the part of the Company, Parent, Merger Sub, or their respective officers or directors (except for the entirety of Article VIII and Article IX, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement or prevent a party from exercising its rights under Section 9.8.

ARTICLE VIII

INDEMNIFICATION

Section 8.1    Survival of Representations and Warranties.  The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and remain in full force and effect until the 12-month anniversary of the Closing.

Section 8.2    Indemnification.

(a) Subject to the terms and conditions of this Article VIII, after the Closing, Parent shall indemnify, defend and hold harmless all recipients of Merger Consideration and their respective directors, officers, stockholders and Affiliates from any and all claims, liabilities, losses, damages, costs and/or expenses, including without limitation the reasonable fees and disbursements of counsel resulting of or arising out of or related to (i) the breach of any representation or warranty made by Parent or Merger Sub in this Agreement or in any document delivered pursuant hereto or (ii) the failure of Parent to satisfy the conditions set forth under Section 6.2 as of the Closing, irrespective of the Company’s participating in the Closing.

(b) If, prior to the 12-month anniversary of the Closing, a claim for indemnification under this Article VIII has been asserted in writing in accordance with Section 8.3, such claim for indemnification shall survive until the final disposition thereof.

Section 8.3    Notice of Claim.  The indemnified party shall, within the limitation period provided for in Section 8.2(b), promptly notify Parent in a writing describing in reasonable detail the facts giving rise to any claims for indemnification hereunder.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or on the Business Day received (or the next Business Day if received after 5 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

Tucana Lithium Corp. 3651 Lindell Road, Suite D155
Las Vegas, Nevada 89103
Attention: Jordan Starkman, President
Facsimile No.:

with a copy to:

Anslow + Jaclin, Esq 195 Route 9 South Manalapan, NJ 07726 Attention: Gregg Jaclin, Esq. Fax Number: (732) 577-1188

(b) if to the Company, to:

c/o Zahav Resources, Inc. 30 Morgan Street Stamford, Connecticut 06905
Attention: Ari Blaine, CEO Facsimile No.: (212) 380-1497

with a copy to:

Ellenoff Grossman & Schole LLP 150 East 42nd Street, 11th Floor New York, New York 10017 Attention: Benjamin Reichel, Esq. Fax Number: (212) 370-7889

Section 9.2   Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 9.3    Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

Section 9.4    Entire Agreement; No Third-Party Beneficiaries.  This Agreement (and the Confidentiality Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.  This Agreement is not intended to confer upon any Person other than the parties hereto (and the Indemnified Parties) any rights or remedies hereunder; provided, however, that following the Effective Time, each holder of Company Shares shall be entitled to enforce the provisions of Article I to the extent necessary to receive the Merger Consideration to which such holder is entitled pursuant to Article I.

Section 9.5    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 9.6    Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.7    Waiver.  At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and/or (iii) waive compliance with any of the covenants, agreements or conditions contained herein which may legally be waived.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.8    Specific Performance; Submission to Jurisdiction.  The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state and federal courts located within the State of Delaware).  In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state and federal courts located within the State of Delaware).  Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.  Parent and the Company hereby consent to service being made through the notice procedures set forth in Section 9.1 and agree that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 9.1 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

Section 9.9    Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

Section 9.10        Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

Section 9.11       Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, except that Parent shall pay, on behalf of the Company, the expenses set forth on Schedule 9.11 hereto, up to an aggregate maximum amount of $140,000.

Section 9.12        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 9.13        Legal Representation.  Each party hereto acknowledges that it has been given the opportunity to be represented by independent legal counsel in the preparation of this Agreement and hereby waives any allegations that it has not been represented by its own counsel. The language used in this Agreement will be deemed to be the language chosen by the parties with the advice of counsel to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 9.14        Definitions.

(a) In this Agreement, the following terms have the meanings specified or referred to in this Section 9.14(a) and shall be equally applicable to both the singular and plural forms.

(i) “Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation.

(ii) “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

(iii) “Alternative Proposal” means any transaction or series of related transactions other than the Merger involving (a) any acquisition or purchase from Parent by any third party of more than a 10% interest in the total outstanding voting securities of Parent or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any third party beneficially owning 10% or more of the total outstanding voting securities of Parent or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity of such transaction, (b) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 10% of the assets of Parent or any of its Subsidiaries or (c) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Parent.

(iv) “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed.

(v)  “Company Material Adverse Effect” means any event, occurrence, fact, condition, effect, change or development that, individually or in the aggregate, has had, or is reasonably expected to have, a material adverse effect on (a) the business, financial condition or results of operations of the Company, taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement or consummate the Merger in the manner contemplated by this Agreement; provided, however, that none of the following shall be deemed in themselves to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:  (i) any change generally affecting the economy, financial, credit or capital markets (including changes in interest rates or exchange rates) or political, economic conditions in the United States, (ii) conditions (or changes therein) generally affecting the industry in which the Company operates, (iii) changes in applicable Law or GAAP, except in the case of each of clauses (i), (ii) and (iii) to the extent that the Company is adversely affected in a disproportionate manner relative to other participants in the industries in which the Company operates, (iv) compliance by the Company with the terms of this Agreement, (v) any change attributable to the negotiation, execution, announcement, pendency or pursuit of the transactions contemplated hereby, including the Merger, (vi) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, or (vii) any hurricane, earthquake, flood, natural disaster, or other force majeure event.

(vi) “Contract” means any contract, agreement, instrument, guarantee, indenture, note, bond, mortgage, permit, franchise, concession, commitment, lease, license, arrangement, obligation or understanding, whether written or oral.

(vii) “Effective Time” means the date and time at which the Articles of Merger is accepted for recording or such later time established by the Articles of Merger.

(viii) “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(ix)  “Governmental Entity” means domestic or foreign governmental, administrative, judicial or regulatory authority.

(x) “IRS” means the Internal Revenue Service.

(xi) “Knowledge of Parent” means the actual knowledge of the directors and officers of Parent.

(xii) “Knowledge of the Company” means the actual knowledge of the directors and officers of the Company.

(xiii) “Order” means any order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Entity or arbitrator.

(xiv) “Parent Material Adverse Effect” means any circumstance, state of facts, occurrence, event, change, effect or development that, individually or in the aggregate, has had, or is reasonably expected to have, a material adverse effect on (a) the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) the ability of Parent to perform its obligations under this Agreement or consummate the Merger in the manner contemplated by this Agreement; provided, however, that none of the following shall be deemed in themselves to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect:  (i) any change generally affecting the economy, financial, credit or capital markets (including changes in interest rates or exchange rates) or political, economic conditions in the United States, (ii) conditions (or changes therein) generally affecting the industries in which Parent or its Subsidiaries operate, (iii) changes in applicable law or GAAP, except in the case of each of clauses (i), (ii) and (iii) to the extent that Parent and its Subsidiaries are adversely affected in a disproportionate manner relative to other participants in the industries in which Parent and its Subsidiaries operate, (iv) compliance by Parent or its Subsidiaries with the terms of this Agreement, (v) any change attributable to the negotiation, execution, announcement, pendency or pursuit of the transactions contemplated hereby, including the Merger, (vi) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, or (vii) any hurricane, earthquake, flood, natural disaster, or other force majeure event.

(xv) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, estate, Governmental Entity, trust or unincorporated organization.

(xvi)  “PIPE Financing” means the private placement by Parent of Parent Common Stock and accompanying warrants to purchase shares of Parent Common Stock, at a price of $0.20 per share.

(xvii) “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, (i) 50% or more of the stock or other equity interests the holders of which are generally entitled to elect at least a majority of the Board of Directors or other governing body of such corporation, partnership, limited liability company, joint venture, trust, association or other entity or (ii) if there are no such voting interests, 50% or more of the equity interests in such corporation, partnership, limited liability company, joint venture, trust, association or other entity.

(xviii) “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise, tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any additions to tax, interest or penalty imposed by any Governmental Entity.

(xix) “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

(b) Each of the following terms is defined on the pages set forth opposite such term:

Defined Term	Section
Affiliate Transaction	2.19
Agreement	Introduction
Articles of Merger	1.2
Audit	5.9(c)
Certificates	1.8(a)
Charter Amendment	1.5(a)
Closing	1.11
Closing Date	1.11
Code	Recitals
Company	Introduction
Company Board	3.3(a)

Company Charter	3.1(b)
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Intellectual Property	3.9(a)
Company Material Contract	3.10
Company Permits	3.6
Company Plans	3.12(a)
Company Share	1.7(b)
Confidentiality Agreement	5.1
Environmental Laws	2.12(a)
ERISA	2.16(a)
ERISA Affiliate	2.16(a)
Exchange Act	2.4(b)
Existing Properties	5.9(a)
GAAP	2.5(a)
Merger	Recitals
Merger Consideration	1.7(b)
Merger Sub	Introduction
Merger Sub Common Stock	Recitals
NGCL	1.1
Objection Notice	5.9(d)
Outside Date	7.1(b)(i)
Parent	Introduction
Parent Board	1.5(b)
Parent Bylaws	2.1(c)
Parent Charter	2.1(c)
Parent Common Stock	Recitals
Parent Disclosure Schedule	Article II
Parent Intellectual Property	2.13(a)
Parent Material Contract	2.14
Parent Permits	2.9
Parent Plans	2.16(a)
Parent SEC Documents	2.5(a)
Parent Shares	1.7(b)
Payment Instructions	5.9(b)
Representatives	4.2(a)
Reverse Stock Split	1.6(a)
Royalty Payments	5.9(a)
Sarbanes-Oxley Act	2.5(b)
SEC	2.1(c)
Securities Act	1.8(e)
Statement	5.9(c)
Surviving Corporation	1.1
Zahav Resources	Recitals

* * * * *

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

TUCANA LITHIUM CORP.

By:	/s/ Jordan Starkman
Name: Jordan Starkman
Title: President

TUCANA HOLDINGS, INC.

By:	/s/ Jordan Starkman
Name: Jordan Starkman
Title: President

RIMROCK MINING, INC.

By:	/s/ Ari Blaine
Name: Ari Blaine
Title: President

With respect to Section 5.9 only:

ZAHAV RESOURCES, INC.

By:	/s/ Ari Blaine
Name: Ari Blaine
Title: CEO

[Signature Page to Agreement and Plan of Merger]